Exhibit 99.1

ROCKY MOUNTAIN CHOCOLATE FACTORY APPOINTS CARRIE E. CASS AS CHIEF FINANCIAL OFFICER

DURANGO, CO, July 23, 2024 (GLOBE NEWSWIRE) -- Rocky Mountain Chocolate Factory Inc. (Nasdaq: RMCF) (the “Company”, “we”, or “RMCF”), an international franchisor and producer of premium chocolates and other confectionery products, including gourmet caramel apples, has appointed Carrie E. Cass as Chief Financial Officer, effective August 5, 2024. Ms. Cass brings a wealth of experience in financial management, manufacturing and strategic leadership to RMCF, having served in various high-profile roles throughout her career.

Ms. Cass previously served as CEO at multimedia agency Ballantine Communications in Durango, CO, where she oversaw all aspects of the company’s long-term goals, growth and profitability. Prior to that, Ms. Cass served as CFO of Aeroscraft Corporation, where she was responsible for all accounting and administrative functions and was instrumental in leading the company's financial strategy. Additionally, Ms. Cass was a Partner at Johnston & Co., an accounting, tax and advisory firm.

“Carrie’s extensive background in manufacturing accounting, financial management and strategic leadership makes her a valuable addition to our executive team,” said Jeff Geygan, Interim CEO of RMCF. “Her proven track record in driving financial performance and her experience with cost accounting will be critical as we execute our updated three-year strategic plan.”

Ms. Cass earned her BS in Business Administration and Accounting from California State University, Northridge and is a certified public accountant.

Commenting on her appointment, Ms. Cass stated: “Rocky Mountain Chocolate Factory has exceptional brand equity given its loyal consumer following and strong customer base, and I am thrilled to lead its finance organization. I look forward to working closely with Jeff and the leadership team to execute our plans and return RMCF to sustainable growth and profitability.”

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc. is an international franchiser of premium chocolate and confection stores, and a producer of an extensive line of premium chocolates and other confectionery products, including gourmet caramel apples. Rocky Mountain Chocolate Factory was named one of America’s Best on Newsweek's list of "America's Best Retailers 2023" in the chocolate and candy stores category. The Company is headquartered in Durango, Colorado. Its subsidiaries, franchisees and licensees currently operate over 260 Rocky Mountain Chocolate stores across the United States, with several international locations. The Company's common stock is listed on the Nasdaq Global Market under the symbol "RMCF."

Investor Contact

Sean Mansouri, CFA

Elevate IR

720-330-2829

RMCF@elevate-ir.com